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EXHIBIT (a)(1)(F)

              This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), and the related Letter of Transmittal (as defined below), and any amendments or supplements thereto. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute in any jurisdiction prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, Purchaser cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in such jurisdiction. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers to be designated by Purchaser that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of

Exa Corporation
at
$24.25 Per Share
by
3DS Acquisition 3 Corp.,

Dassault Systemes Simulia Corp.
and
Dassault Systèmes S.E.

              3DS Acquisition 3 Corp., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Dassault Systemes Simulia Corp., a Rhode Island corporation ("Parent"), which is an indirect wholly owned subsidiary of Dassault Systèmes S.E., a European Company incorporated in France ("Dassault Systèmes"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (each, a "Share" and collectively, the "Shares"), of Exa Corporation, a Delaware corporation ("Exa"), at a price of $24.25 per Share (the "Offer Price"), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the offer to purchase, dated October 12, 2017 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"). Tendering stockholders of Exa who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A., which is acting as the depositary in connection with the Offer (the "Depositary"), will not be charged brokerage fees or commissions or, except as provided in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any such fees or commissions.

              Dassault Systèmes will pay all charges and expenses of the Depositary and Alliance Advisors LLC, which is acting as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Exa. Following consummation of the Offer, Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 9, 2017, UNLESS THE OFFER IS EXTENDED.

              There is no financing condition to the Offer. The Offer is conditioned upon the satisfaction of the Minimum Condition (as described below), the non-occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement (as defined below)), and the other conditions set forth in the Offer to Purchase. See Section 15—"Conditions of the Offer" of the Offer to Purchase. The "Minimum Condition" requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Parent or Purchaser, in the aggregate, or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least one Share more than 50% of the Fully Diluted Shares (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" (as such term is defined in Section 251(h)(6)(f) of the Delaware General Corporation Law (the "DGCL"))).

              "Fully Diluted Shares" means all outstanding securities entitled to vote in the election of directors of Exa, together with all such securities which Exa would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not vested or then convertible, exchangeable or exercisable.

              The purpose of the Offer is to acquire control of, and the entire equity interest in, Exa. No appraisal rights are available to holders of Shares in connection with the Offer. If the Merger is consummated, however, each stockholder of Exa whose Shares have not been purchased by Purchaser pursuant to the Offer, and who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

              The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 27, 2017 (as it may be amended, restated or supplemented from time to time, the "Merger Agreement"), among Parent, Purchaser and Exa. The Merger Agreement provides, among other things, that, following the consummation of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the DGCL, Purchaser will merge with and into Exa (the "Merger"), with Exa continuing as the surviving corporation and an indirect wholly owned subsidiary of Dassault Systèmes.

              Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding Share (other than Shares (i) held in the treasury of Exa or owned by any direct or indirect wholly owned subsidiary of Exa, (ii) owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent, and (iii) in respect of which appraisal rights are perfected in accordance with Section 262 of the DGCL) will be canceled and converted into the right to receive $24.25 per Share, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law. Parent has agreed under the Merger Agreement to provide or cause to be provided to Purchaser the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. The Merger Agreement is more fully described in Section 12—"Merger Agreement; Other Agreements" of the Offer to Purchase.

              On September 27, 2017, the Exa Board of Directors (the "Exa Board") unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Exa and its stockholders; (ii) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable; (iii) approved the execution, delivery and performance by Exa of the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL; and (v) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser in the Offer. Accordingly, and for other reasons described in more detail in Exa's Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the Securities and Exchange Commission (the "SEC") and, together with the Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the stockholders of Exa in connection with the Offer, the Exa Board unanimously recommends that Exa's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

              For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for tendering stockholders of Exa for the purpose of receiving payments from Purchaser and transmitting such payments, less any applicable withholding taxes, to stockholders of Exa whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the Offer Price, regardless of any extension of the Offer or any delay in making such payment.

              In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of the Offer to Purchase) in connection with book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

              The Merger Agreement provides that, unless the Offer is terminated in accordance with the Merger Agreement, Purchaser will extend the Offer for one (1) or more successive periods of ten (10) business days each if at the otherwise-scheduled expiration date of the Offer any of the conditions to the Offer other than the Minimum Condition set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of the Offer to Purchase are not satisfied or, where permitted by applicable law, waived by Purchaser or Parent in order to permit the satisfaction of such conditions. The Merger Agreement also provides that, unless the Offer is terminated in accordance with the Merger Agreement, (i) Purchaser may extend the Offer for one (1) or more successive periods of ten (10) business days each or (ii) Exa may, in its sole discretion, request that Purchaser extend the Offer for up to two (2) periods of ten (10) business days each if at the otherwise-scheduled expiration date of the Offer the Minimum Condition is not satisfied or, where permitted by applicable law, waived by Parent or Purchaser, and Parent or Purchaser is not otherwise obligated to extend the Offer. The Merger Agreement provides that Purchaser will also extend the Offer for any period required by applicable law or applicable rule, regulation, interpretation or position of the SEC or its staff or any of the rules and regulations, including listing standards, of NASDAQ or any other United States national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), on which the Shares are then traded. In no event will Purchaser be required to extend the Offer beyond the earlier to occur of (a) the date the Merger Agreement is terminated in accordance with its terms or (b) April 27, 2018. See Section 1—"Terms of the Offer" of the Offer to Purchase for additional information about Purchaser's obligations to extend the Offer.

              Shares tendered pursuant to the Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on November 9, 2017, the initial expiration of the Offer (including any extensions thereof). If not accepted for payment as provided in the Offer to Purchase on or prior to December 11, 2017, Shares may also be withdrawn at any time after December 11, 2017.

              For a withdrawal of Shares to be effective, a written transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares. All questions as to form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. None of Dassault Systèmes, Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be considered not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the expiration of the Offer or during any extensions thereof by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

              The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

              Exa has provided us with the stockholder list of Exa and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

              The receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of material United States federal income tax consequences of the Offer and the Merger, see Section 5—"Material United States Federal Income Tax Consequences" of the Offer to Purchase.

              The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

              Any questions and requests for assistance may be directed to the Information Agent at its address and telephone number as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at Parent's expense. Stockholders may also contact their banks, brokers, commercial banks or trust companies for assistance concerning the Offer. None of Dassault Systèmes, Parent or Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Call Collect: (973) 873-7780
 or
Call Toll-Free: (888) 991-1293
 Email: reorg@allianceadvisorsllc.com

October 12, 2017

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  EXHIBIT (a)(1)(F)